TOROSO INVESTMENTS LLC

CODE OF ETHICS

October 2019

898 N. Broadway Suite 2 | Massapequa, NY 11758 | Telephone: 844-986-7676

This Compliance Manual and Code of Ethics (“Manual”) is the property of Toroso Investments, LLC (referred to herein as the “Company” or “Firm”) and must be returned to the Company if your employment or association with the Company is terminated for any reason. The contents of this Manual are confidential and should not be revealed to third parties.

CODE OF ETHICS

Toroso has established a written Code of Ethics (“Code”) that is designed to meet applicable requirements of Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940 (“1940 Act”). Toroso and its supervised persons may affect transactions for their own accounts in the same securities purchased and sold for the accounts of the Firm’s clients. To ensure that trading by Toroso’s supervised persons is conducted in a manner that does not adversely affect the Firm’s clients and in a manner consistent with the fiduciary duty owed by Toroso to its clients, Toroso prohibits supervised persons from executing personal securities transactions on the same day that its clients enter transactions in the same securities. The Firm's Code and policies governing personal securities transactions are attached as Appendix A. (Rule 204A-1).

Toroso and its supervised persons may give gifts, services, entertainment, charitable contributions or other items to any person or entity that does business with or potentially could conduct business with or on behalf of the Firm. Additionally, Toroso and its supervised persons may receive gifts, services or other items from any person or entity that does business with or potentially could conduct business with or on behalf of the Firm. To ensure that these exchanges are conducted in a manner that does not adversely affect Toroso’s clients and in a manner consistent with the fiduciary duty owed by the Firm to its clients, Toroso has adopted policies and procedures governing gifts and business entertainment attached as Appendix B.

Toroso is prohibited from receiving compensation for providing advisory services to a government entity for two years following any contribution, other than certain de minimis contributions, by the Firm or its supervised persons to an official of a government entity who is or will be in a position to influence the award of advisory business. In addition, the Firm is also prohibited from coordinating, or soliciting others to make, contributions for an official of a government entity to which Toroso is providing or seeking to provide advisory services. (Rule 206(4)-5). The Firm’s policies and procedures governing political contributions are attached as Appendix C.

Employee Compliance Acknowledgements

At the commencement of employment with the Firm, employees will be provided with, among administrative documents, a copy of this Manual. All employees must promptly sign and return to the Chief Compliance Officer (the “CCO”) the Acknowledgement Form, attached as an Exhibit stating that they have received a copy of the Manual, that they have read and understand it and that they will comply with all applicable policies and procedures contained therein. Employees must promptly return such signed Acknowledgement Form to the CCO both initially and annually. Employees will receive updated pages of this Manual when material updates are made.

APPENDIX A
CODE OF ETHICS
I.    INTRODUCTION
High ethical standards are essential for the success of Toroso Investments, LLC (“Toroso” or the “Firm”) and to maintain the confidence of clients and investors in investment funds managed by the Firm (“clients”). The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. All supervised persons of the Firm, including directors, officers and employees of Toroso must put the interests of the Firm’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All supervised persons of the Firm must also comply with all federal securities laws. In recognition of Toroso’s fiduciary duty to its clients and Toroso’s desire to maintain its high ethical standards, the Firm has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of Toroso’s clients.
Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Firm. If you have any doubt as to the propriety of any activity, you should consult with the Chief Compliance Officer, who is charged with the administration of this Code of Ethics.

II.    DEFINITIONS

1.
Access Person means any partner, officer, member or employee of Toroso, or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic). This also includes situations where temporary employees have access to nonpublic information regarding the portfolio holdings of any reportable fund. Such temporary employees will be treated as Access Persons for the limited scope and duration of their access to such information.

2.
Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.
Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

4.	Covered Person means any director/manager, officer, employee or Access Person of Toroso.

5.
Federal Securities Laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities Exchange Commission (“Commission”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

6.
Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

7.	Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506.

8.	Personal Account means any account in which a Covered Person has any beneficial ownership.

9.
Reportable Security means a security as defined in section 202(a) (18) of the Act (15 U.S.C. 80b-2(a)(18)) and includes any derivative, commodities, options or forward contracts relating thereto, except that it does not include:

1.	Direct obligations of the Government of the United States;

2.	Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

3.	Shares issued by money market funds;

4.
Shares issued by registered open-end funds other than exchange-traded funds and other than registered funds managed by Toroso or registered funds whose adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm (each a “Reportable Fund”); and

5.	10. Restricted Security means any security that (1) a client owns or is in the process of buying or selling; or (2) Toroso is researching, analyzing or considering buying or selling for a client.

10.
Short Sale means the sale of securities that the seller does not own. A Short Sale is "against the box" to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

III.    APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Covered Persons. This Code of Ethics applies to all Personal Accounts of all Covered Persons.
A Personal Account also includes an account maintained by or for:

•	A Covered Person's spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

•	Any immediate family members who live in the Covered Person’s household;

•
Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

•	Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

◦	A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Firm’s Chief Compliance Officer (“CCO”).
IV.    RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.
General. It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

2.
Preclearance of Transactions in Personal Account. A Covered Person must obtain the prior written approval of the CCO before engaging in any transaction in his or her Personal Account. The transaction may be approved if it is concluded that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on clients. Generally, any security appearing on the Restricted Security list will not be approved for personal trading. A Transaction Preclearance Form is annexed as Attachment A. Toroso is required to maintain as part of the Firm's books and records copies of all Transaction Preclearance Forms in which approval is granted for the purchase by Covered Persons of securities in an initial public offering, limited offering or private placement. Toroso is required to maintain such Transaction Preclearance Forms for a period of five years following end of the fiscal year in which the Form was submitted.

3.
Prohibitions on Trading in Securities on the Restricted Securities List. A Covered Person may not execute any personal securities transaction of any kind in any securities on the Restricted Securities list. The CCO will administer a list of all Restricted Securities. Each portfolio manager and analyst will immediately notify the CCO of the commencement of any research or consideration of a security. The CCO will ensure that securities under consideration for clients, as well as any securities owned by clients are promptly added to the Restricted Securities list.

4.
Short Sales. A Covered Person may not engage in any short sale of a security on the Restricted Security list. However, short sales of securities that are not on the Restricted Securities list “against the box” are permitted.

5.	Initial Public Offerings. A Covered Person may not acquire any direct or indirect beneficial ownership in any securities in any initial public offering without prior written approval of the CCO.

6.
Private Placements and Investment Opportunities of Limited Availability. A Covered Person may not acquire any direct or indirect beneficial ownership in any securities in any private placement of securities or investment opportunity of limited availability unless the CCO has given express prior written approval. The CCO, in determining whether approval should be given, will consider, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Covered Person by virtue of his or her position with the Firm.

Any investment a Covered Person has been authorized to make which acquires securities in a limited offering must be disclosed when the Covered Person is involved in the fund's subsequent consideration of an investment in that issuer, and the fund's decision to purchase such securities must be independently reviewed by investment personnel with no personal interests in that issuer.

7.
Service on Boards of Directors; Other Business Activities. A Covered Person shall not serve as a director (or similar position) on the board or a member of a creditors committee of any company unless the Covered Person has received written approval from the CCO and the Firm has adopted policies to address such service. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account. At the time a Covered Person submits the holdings report in accordance with Section VI.3 of this Code of Ethics, the Covered Person will submit to the CCO a description of any business activities in which the Covered Person has a significant role. A Form of Report on Outside Business Activities is Attached as Attachment E.

8.
Short Term or Excessive Trading. Toroso believes that short term or excessive personal trading by its Covered Persons can raise compliance and conflicts issues. Accordingly, no Covered Person may purchase and sell the securities of the same issuer within 30 days or engage in more than 5 personal securities transactions during any month.

9.
No Trading on Same Day as the Fund. Covered Persons are generally prohibited from personal trades of the same security on the same day when the Firm’s clients trade. The CCO may on an ad hoc basis permit such trades provided the Firm maintains documentation for the approval of such trade.

10.
Management of Non-Adviser Accounts. Covered Persons are prohibited from managing accounts for third parties who are not clients of the Firm or serving as a trustee for third parties unless the CCO preclears the arrangement and finds that the arrangement would not harm any client. The CCO may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

V.    EXCEPTIONS FROM PRECLEARANCE PROVISIONS
In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the preclearance requirements. The restrictions and reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from preclearance pursuant to this Section. Accordingly, the following transactions will be exempt only from the preclearance requirements of Section IV.2:

1.	Purchases or sales that are non-volitional on the part of the Covered Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

2.	Purchases or sales pursuant to an Automatic Investment Plan;

3.	Transactions in securities that are not Reportable Securities; and

4.
Transactions effected in, and the holdings of, any account over which the Covered Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party).

VI.    REPORTING

1.
Duplicate Copies of Broker's Confirmations and Account Statements to Adviser. All Covered Persons must direct their brokers or custodians or any persons managing the Covered Person's account in which any Reportable Securities are held to supply the CCO (or his delegate) with:

•	the Covered Person's monthly account statements and, if possible, transaction confirmations.

•	Covered Persons are excused from submitting quarterly transaction reports provided the CCO receives your account statements or confirmations within 30 days following quarter end.

2.
New Accounts. Each Covered Person must notify the CCO promptly if the Covered Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, the following should be included:

–	The name of the broker, dealer or bank with whom the Access Person established the account;

–	The date the account was established; and

–	The date that the report is submitted by the Access Person.
New accounts must be reported using the New Account Reporting Form attached as Attachment C.

3.	Disclosure of Securities Holdings. All Covered Persons will, within 10 days of commencement of employment with the Firm, submit an initial statement to the CCO listing:

•
securities in which the Covered Person has any beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Covered Person has any beneficial ownership);

a.	the names of any brokerage firms or banks where the Covered Person has an account in which any securities are held.

b.
The report must be dated the day the Covered Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Covered Person of the Adviser. A form of the initial report is set forth in Attachment B. The Covered Person can satisfy the initial or annual holdings report requirements by timely filing and dating a copy of all brokerage account statements listing all of your Reportable Securities holdings.

4.
Exceptions to Reporting Requirements. A Covered Person need not submit any report with respect to securities held in accounts over which the Covered Person has not direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan.

5.	Covered Persons must report immediately any suspected violations to the CCO.

6.	Transactions Subject to Review. The CCO (or his delegate) is responsible for reviewing the Reportable Securities transactions and holdings of Covered Persons.
VII.    RECORDKEEPING
The CCO will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all Broker's Confirmations and periodic statements and reports of Covered Persons, copies of all preclearance forms, records of violations and actions taken as a result of violations, acknowledgments, other memoranda relating to the administration of this Code of Ethics, and annual reports required to be furnished to boards of directors of any registered investment company clients. All Broker’s Confirmations and periodic statements of Covered Persons may be kept electronically in a computer database.
VIII.    OVERSIGHT OF CODE OF ETHICS

1.
Acknowledgment. The CCO will annually distribute a copy of the Code of Ethics to all Covered Persons. The CCO will also distribute promptly all amendments to the Code of Ethics. All Covered Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment attached as Attachment D or such other form as may be approved by the CCO.

2.
Review of Transactions. Each Covered Person's transactions in his/her Personal Account will be reviewed on a regular basis and compared with transactions for the clients and against the list of Restricted Securities. Any Covered Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Firm. Certain designated Toroso employees will review the CCO’s transactions.

3.
Sanctions. Toroso’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

4.
Authority to Exempt Transactions. The CCO has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the CCO determines that such exemption would not be against any interests of a client and in accordance with applicable law. The CCO will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

5.
ADV Disclosure. The CCO will ensure that the Firm’s Form ADV (1) describes the Code of Ethics in Item 11 of Part 2A and (2) offers to provide a copy of the Code of Ethics to any client or prospective client upon request.

IX.    REQUIREMENT FOR REGISTERED INVESTMENT COMPANY CLIENTS

1.
Initial Certification and Approval of Code of Ethics. Toroso is required to obtain approval for its Code of Ethics from the board of directors of a registered investment company client prior to rendering advisory services to such registered investment company. To that end, the CCO is responsible for providing the board of directors a certification that Toroso has adopted policies and procedures reasonably necessary to prevent violations of the Firm's Code of Ethics.

2.
Annual Reporting. Toroso is required to furnish within forty-five (45) days of the last calendar quarter of the year, a written report that (a) describes any issues or material violations of the Firm's Code of Ethics that arose during the preceding calendar year, as well as any sanctions imposed in response to such material violations; and (b) certifies that Toroso has adopted procedures reasonably necessary to prevent violations of the Firm's Code of Ethics. The CCO is responsible for preparing and furnishing the annual report to the boards of directors of any registered investment company clients.

3.
Changes to the Code of Ethics. Toroso is required to obtain approval for any material changes to its Code of Ethics from the board of directors of a registered investment company client no later than six months after the Firm's adoption of the material change. The CCO is responsible for providing the board of directors a certification that the Firm has adopted policies and procedures reasonably necessary to prevent violations of Toroso's Code of Ethics.

X.    CONFIDENTIALITY
All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.
XI.     ANTI-FRAUD PROVISIONS/RULE
Section 206 of the Advisers Act, otherwise known as the Anti-Fraud provision, makes it unlawful for any investment adviser, by use of the mails or any means or instrumentality of interstate commerce, directly or indirectly, (i) to employ any device, scheme, or artifice to defraud any client or prospective client; (ii) to engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client;(iii) acting as a principal for his own account, knowingly to sell any security to or purchase any security from a client, or acting as a broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining the consent of the client to such transaction; or (iv) to engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative. The Commission has adopted several rules that identify specific conduct and activities that would constitute a violation of Section 206.
Toroso has an obligation to make full and adequate disclosure to clients regarding potential and actual conflicts of interest and to keep current all disclosure and marketing materials provided to the Firm’s clients or investors in private investment funds. In addition, Rule 206(4)-8 prohibits the Firm from making false or misleading statements or engaging any fraudulent, deceptive or manipulative conduct with respect to investors and prospective investors in private investment funds advised by Toroso. Rule 206(4)-8 applies to any materials or statements prepared or made by Toroso to any prospective or existing investor in such private investment funds.